ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY ANNOUNCES 2nd QUARTER 2008 FINANCIAL
INFORMATION

KENNEWICK, WASHINGTON --- August 13, 2008 --- Electronic Systems Technology Inc. (EST) (OTCBB: ELST), dba ESTeem Wireless Mdoems, the manufacturer of the  ESTeem product line of wireless modems, today announced sales and results of operations for the three and six month periods ended June 30, 2008.

EST reported sales for the second quarter 2008, of $480,910, compared to sales of $673,979 for the same quarter in 2007. For the second quarter of 2008 the Company recorded a Net Loss of $97,277, or $(0.02) per share, compared to Net Income of $55,735, or $0.01, for the second quarter of 2007. EST recorded Net Loss of $133,517 or $(0.03) per share on sales of $1,061,047 for the six month period ended June 30, 2008, compared with Net Income of $122,304 or $0.02 per share on sales of $1,348,536 for the same period in 2007.

Selected Statement of Operations Information
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30 2008	June 30 2007	June 30 2008	June 30 2007
Sales	$480,910	$673,979	$ 1,061,047	$ 1,348,536
Net income (loss) before tax	(112,277)	67,835	(158,917)	152,304
Net Income (loss)	(97,277)	55,735	(133,517)	122,304
Weighted average common Shares outstanding	5,158,667	5,153,667	5,157,156	5,153,667
Basic Earnings (Loss) per Share	$ (0.02)	$ 0.01	$ (0.03)	$ 0.02
Diluted Earnings (Loss) per Share	$ (0.02)	$ 0.01	$(0.03)	$ 0.02

Selected Balance Sheet Information
(Unaudited)
	June 30, 2008	December 31, 2007
Cash and cash equivalents	$1,340,400	$ 1,479,985
Total current assets	3,073,725	3,295,827
Property & equipment (net)	133,565	147,441
Total assets	3,251,230	3,477,208
Total current liabilities	256,454	248,860
Long-term debt	-0-	-0-
Stockholders' equity	2,950,476	3,179,348

Contact Jon Correio at Electronic Systems Technology, Inc. for additional information.

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM